Exhibit 99.1



DISTRIBUTION:  Business/Entertainment Editors

LENGTH:        579 words

HEADLINE:      Iwerks Entertainment Anticipates Profitable First Quarter

DATELINE:      BURBANK, Calif.

BODY:

     Oct. 9, 1996--Iwerks Entertainment Inc. (NASDAQ NM:IWRK) today announced that it anticipates earning a modest profit for the fiscal 1997 first quarter ended Sept. 30, 1996.

     In addition, the company's balance sheet remains strong, with more than $22 million in cash and less than $ 3 million in long-term debt. The company expects to report definitive results for the quarter during the week of Oct. 28, 1996.

     Roy A. Wright, co-chairman and chief executive officer of Iwerks, stated:
"We expect our results for the first quarter to continue to reflect the positive impact of the turnaround strategy adhered to by management throughout fiscal 1996. Our fundamental business continues to be strong, and we have confidence in our operating strategies.

     "Shorter-term, we have recently experienced some customer-related delays with regard to recently signed simulation theatre contracts in Asia." Wright continued. "These delays will result in a shortfall in revenues and earnings from analyst consensus estimates for the second quarter.

     "In addition, as previously disclosed, our principal sponsorship agreement for our Reactor portable simulation theatres concluded on schedule after two successful years coincidental with the normal winter hiatus for this program," he added. "We are currently evaluating a number of possibilities for alternate sponsors. However, if such an agreement were signed it would not likely take effect until the third quarter.

     "Despite these recent events," Wright noted, "we continue to expect to report a profit for fiscal 1997."

     Iwerks Entertainment is one of the world's leading producers of high-tech, multi-sensory experiences such as ride simulation, 2D and 3D giant-screen theatres, 360-degree video dance clubs and other immersive attractions.


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     Serving prestigious entertainment, information, and marketing providers, over 250 Iwerks attractions can be found worldwide at Location-based entertainment centers, amusement parks, family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals, and more.

     With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are costs of sales and the ability of the company to maintain pricing at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the performance by the company under its existing purchase contracts and the ability to obtain new contracts, the success of the company's owned and operating strategy, the success of the company's film software and the effects of competition.

     Note to Editors: For this company's past press releases go to HTTP://www.businesswire.com/cnn.

     kvc/sf/blm/sf/mi/sf

     CONTACT:  IWERKS Entertainment Inc.

                    Roy A. Wright, 818/841-7766
                    Bruce C. Hinckley, 818/841-7766
                    or
                    Silverman Heller Associates
                    Eugene G. Heller, 310/208-2550


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